Exhibit 10.30

February 10, 2004

Steven Goldberg
2108 The Strand
Manhattan Beach, CA 90026

Re: Change of Control Agreement

Dear Steve:

As we have discussed, Pumatech, Inc. (the “Company”) has agreed to extend certain benefits to you for so long as you remain the Vice President of Corporate Development of the Company. This letter sets out the terms of our agreement. Capitalized terms are defined on Schedule 1, attached.

1. Acceleration of Vesting. Upon a Change of Control, you will automatically receive twelve (12) months of accelerated vesting of all outstanding stock options then held by you at the time of a Change of Control; provided that your service shall not have terminated for any reason (including without limitation, for death or disability) prior to any such Change of Control. If your service with the Company terminates for any reason (including without limitation, for death or disability) prior to the Change of Control date, you shall not be entitled to receive accelerated vesting of stock options.

2. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this letter and agree expressly to perform the obligations under this letter in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this letter, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 3 or which becomes bound by the terms of this letter by operation of law.

3. Law Governing; Arbitration. This letter shall be governed by and construed in accordance with the laws of the State of California. Any dispute or controversy arising under or in connection with this letter shall be settled exclusively in arbitration conducted in Santa Clara County, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Punitive damages shall not be awarded. In any arbitration proceeding, the party determined to be the prevailing party will be entitled to receive, in addition to any other award, its attorneys’ fees and expenses of the proceeding.

4. Employment and Income Taxes. All payments made pursuant to this letter will be subject to withholding of applicable employment and income taxes, if any.

5. At-Will Employment. Of course, your employment with the Company will continue to be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability. The Company also reserves the right to modify or amend the terms of your employment (other than those set forth in this letter) at any time for any reason. This policy of at-will employment is the entire agreement as to the subject matter hereof, and may only be modified in an express written agreement signed by the Chief Executive Officer of the Company.

6. Termination. Notwithstanding anything to the contrary contained herein, this Agreement shall automatically terminate in its entirety should you cease to be the Vice President of Finance and Administration of the Company prior to a Change of Control.

By your signature below, you indicate that you agree to the terms set out in this letter.

Very truly yours,

PUMATECH, INC.

By: /s/ WOODSON HOBBS Woodson Hobbs President and CEO

ACKNOWLEDGED AND AGREED:

/s/ STEVE GOLDBERG Steve Goldberg

Date: February 10, 2004

SCHEDULE 1

Definition of Terms. The following terms referred to in this letter shall have the following meanings:

“Change of Control” means the occurrence of any of the following events:

     (a) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), excluding existing beneficial owners as of the date of this letter, is or becomes the “beneficial owner” (as defined in Section 13d-3 of said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities, excluding conversion of any convertible securities issued as of the date of this letter;

     (b) The composition of the Board of Directors changes during any period of 36 months that follows the date of this letter, such that individuals who, at the beginning of the period, were members of the Board of Directors (the “Continuing Directors”), cease for any reason to constitute at least a majority thereof; unless at least 50% of the Continuing Directors has either (i) approved the election of the new Directors, (ii) if the election of the new Directors is voted on by stockholders, recommended that the stockholders vote for approval, or (iii) otherwise determined that such change in composition does not constitute a Change of Control, even if the Continuing Directors do not constitute a quorum of the whole Board (it being understood that this requirement shall not be capable of satisfaction unless there is at least one Continuing Director); or

     (c) The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Any other provision of this schedule notwithstanding, the term Change of Control shall not include either of the following events undertaken at the election of the Company:

               (i) Any transaction, the sole purpose of which is to change the state of the Company’s incorporation; or

               (ii) A transaction, the result of which is to sell all or substantially all of the assets of the Company to another corporation (the “surviving corporation”) provided that the surviving corporation is owned directly or indirectly by the stockholders of the Company immediately following such transaction in substantially the same proportions as their ownership of the Company’s common stock immediately preceding such transaction.